Exhibit 4.2
AMENDMENT NO. 2
TO
RIGHTS AGREEMENT
     The Amendment No. 2 to Rights Agreement (this “Amendment”), dated as of November 13, 2007, by and between US Dataworks, Inc., a Nevada corporation (the “Company”), and American Stock Transfer & Trust as Rights Agent (the “Rights Agent”).
RECITALS:
     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of July 24, 2003, as amended from time to time (the “Rights Agreement”), in order to implement a stockholder rights plan as more fully described therein;
     WHEREAS, the Company desires to amend the Rights Agreement in certain respects in order to permit the Buyers (as defined below) to acquire shares of the Company’s common stock (the “Common Stock”) without triggering the occurrence of a Distribution Date (as defined in the Rights Agreement); and
     WHEREAS, under the Rights Agreement, the Company and the Rights Agent may amend the Rights Agreement at any time prior to a Distribution Date (which has yet to occur).
     NOW, THEREFORE, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent hereby amends the Rights Agreement as follows:
     1.     Amendment of “Acquiring Person” definition. Effective upon the date hereof, the definition of the term “Acquiring Person” set forth in Section 1(a) of the Rights Agreement such that Section 1(a)(ii) of the Rights Agreement shall read in its entirety as follows:
          “(ii) the term Acquiring Person shall not mean:
     (A) the Company;
     (B) any Subsidiary (as such term is hereinafter defined) of the Company;
     (C) any employee benefit plan of the Company or any of its Subsidiaries;
     (D) any entity holding securities of the Company organized, appointed or established by the Company or any of its Subsidiaries for or pursuant to the terms of any such plan;
     (E) any underwriter acting in good faith in a firm commitment underwriting of an offering of the Company’s securities pursuant to arrangements with the Company that have been approved by the Board (however, the exception provided by this clause (E) shall no longer be available in the event that any such underwriter is otherwise an Acquiring Person on or after the date which is forty (40) days after the date of initial acquisition of the Company’s securities by such underwriter in connection with such offering);
     (F) Societe Financiere Privee, S.A. (referred to collectively with its Affiliates and Associates as “SFP”), so long as SFP is not the Beneficial Owner of a percentage of the outstanding shares of Common Stock that is greater (by more than one percent (1%) of the outstanding shares of Common Stock) than the percentage of the outstanding shares of Common Stock as to which SFP has or is deemed to have Beneficial Ownership, from time to time, by reason of its ownership of (1) shares of Series A Preferred Stock acquired directly from the Company; (2)             shares of Common Stock issued to SFP directly from the Company upon conversion by SFP of the Series A Preferred Stock referred to in the foregoing clause (1); (3) any other securities (whether convertible debt or equity and including, without limitation, any warrants or similar derivative securities) of the Company purchased by SFP, after July 24, 2003 (i.e., the original date of this Agreement), directly from the Company in a transaction approved by the Board; and (4) shares of Common Stock issued to SFP directly from the Company upon conversion, exercise or exchange by SFP of any securities referred to in the foregoing clause (3); or
     (G) Certain investors listed on the Schedule of Buyers (the “Buyers”), attached to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated November 13, 2007, by and between to Company and the Buyers, pursuant to which the Buyers hold senior secured convertible notes (the “Note”) and warrants (the “Warrants”) convertible or exercisable for shares of Common Stock, as the case may be, so long as Buyers are not the Beneficial Owner of a percentage of the outstanding shares of Common Stock that is greater (by more than one percent (1%) of the outstanding shares of Common Stock) than (1) the percentage of the outstanding shares of Common Stock as to which Buyers have or are deemed to have Beneficial Ownership, from time to time, by reason of their ownership of (X) shares of Common Stock acquired by Buyers upon conversion of the Note pursuant to the Securities Purchase Agreement, plus (Y) shares of Common Stock acquired by Buyers upon exercise of the Warrants, or (2) such lesser percentage as to which the Buyers have Beneficial Ownership following any disposal of Common Stock by the Buyers after the Closing (as defined in the Securities Purchase Agreement) (except that this clause (G) shall pertain only until such time as the Buyers have Beneficial Ownership of less than fifteen percent (15%) of the outstanding shares of Common Stock); and”
     2.     Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
     3.     Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     4.     Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
     5.     Counterparts. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers, all as of the day and year first above written.

US DATAWORKS, INC.
By:	/s/ John J. Figone
	Name:	John J. Figone
	Title:	SVP and General Counsel

AMERICAN STOCK TRANSFER & TRUST
By:
Name:
Title: